EXHIBIT 23

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in the Registration Statement of Mindspeed Technologies, Inc. on Form S-8 (No. 333-106148) of our report dated June 15, 2004, appearing in this Annual Report on Form 11-K of Mindspeed Technologies, Inc. Retirement Savings Plan for the period ended December 31, 2003.

Lesley, Thomas, Schwarz & Postma, Inc.

Newport Beach, California
June 22, 2004